Exhibit 99.1
Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	May 10, 2004 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS SECOND QUARTER
AND FISCAL FIRST HALF RESULTS

CLEVELAND, OH, May 10 Hickok Incorporated (OTCBB: HICKA), a Cleveland based supplier of products and services for automotive, locomotive,  and aircraft industries, today reported improved results for the second quarter and six months ended March 31, 2004. Recently, the Company voluntarily delisted its Class A common shares from the NASDAQ Small Cap Market. Currently, the Company's Class A common shares may be traded on the Over The Counter Bulletin Board and/or quoted in the "pink sheets," however, the Company cannot predict whether an active market for the Class A common shares will exist. Also, the Company is continuing to evaluate the feasibility of the deregistration of its stock via a reverse stock split, odd-lot tender offer or similar transaction that would result in the Company having less than 300 shareholders of record as discussed in a news release dated February 24, 2004.

For the quarter ended March 31, 2004, the Company recorded  net income of $451,378 or 37 cents per share, compared with a net loss of $122,720 or 10 cents per share, in the same period a year ago. Sales in the second quarter were $5,871,643, up 102% from $2,913,756 a year ago.

In the first fiscal half, the Company reported  net income of $623,388 or 51 cents per share, compared with a net loss of $1,518,750 or $1.24 per share, in the same period a year ago. Sales were $9,442,052 up 76%, compared to $5,361,704 in last year's first half. Included in the Company's prior year first half reported loss of  $1,518,750 was the cumulative effect of a change in accounting principle related to goodwill of  $1,038,542 or 85 cents per share.

Robert L. Bauman, President and CEO, said that the dramatically improved first half operating results were largely a result of the Company’s participation in a large automotive emissions program in the State of Pennsylvania. He cautioned that the program was nearing completion and that the large year to year revenue and profit increases seen in the first six months of the fiscal year were unlikely to continue. However, he was cautiously optimistic that the improving economic conditions will have a positive influence on other aspects of the Company's business going forward. He stated that the Company continues to focus on future emissions program opportunities and growing its' participation in the automotive diagnostics business and that these focuses will continue to require significant investment by the Company.

Backlog at March 31, 2004 was $2,957,000, an increase of 75% from the backlog of $1,685,000 a year earlier. The increase was due primarily to increased orders in automotive diagnostic products of $1,272,000, specifically,  ($730,000) for emission products related to the Pennsylvania emission program and ($551,000) for other aftermarket products. Also contributing to the increase ($83,000) for indicators and gauges that depend heavily on the economically depressed business aircraft market for orders and ($117,000) for training programs. Fastening product orders declined by approximately $219,000.  The Company anticipates that most of the current backlog will be shipped in the last half of fiscal 2004.

The Company's financial position remains strong, with current assets of $9,766,704 that are 4.6 times current liabilities, and no long-term debt. Working capital at March 31, 2004 totaled $7,661,146 and shareholder's equity was $10,080,962 or $8.26 per share.

Hickok provides products and services primarily for the automotive, locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair, emission testing, and nut-running electronic controls used in manufacturing processes. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications and provides repair training programs.

Certain statements in this news release, including discussions of management's expectations for fiscal 2004, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement (Unaudited)

	3 MONTHS		6 MONTHS
Period ended March 31	2004	2003	2004	2003
Net sales	$5,871,643	$2,913,756	$9,442,052	$5,361,704
Income (loss) before Income tax	683,878	(185,720)	944,588	(728,208)
Income (recovery of) taxes	232,500	(63,000)	321,200	(248,000)
Net income (loss) before cumulative effect of change in accounting principle, net of tax	451,378	(122,720)	623,388	(480,208)
Cumulative effect of change in accounting for Goodwill, net of tax of $536,000	-	-	-	1,038,542
Net income (loss)	451,378	(122,720)	623,388	(1,518,750)
Basic income (loss) per share before cumulative effect of accounting change	.37	(.10)	.51	(.39)
Basic income (loss) per share	.37	(.10)	.51	(1.24)
Diluted income (loss) per share before cumulative effect of accounting change	.36	(.10)	.50	(.39)
Diluted income (loss) per share	.36	(.10)	.50	(1.24)
Weighted average shares outstanding	1,219,750	1,219,750	1,219,750	1,219,750